Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TransUnion 2015 Omnibus Incentive Plan for the registration of 500,000 shares of its common stock of our reports dated February 18, 2020, with respect to the consolidated financial statements and schedules of TransUnion and the effectiveness of internal control over financial reporting of TransUnion included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
February 18, 2020